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                                                                  HEI Exhibit 99


                                AMENDMENT 2001-1
                                     TO THE
              HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN

In accordance with Section 8.1 of the Hawaiian Electric Industries Retirement Savings Plan (the "Plan"), the Plan is hereby amended as follows:

1. Effective January 1, 2001, Section 2.3 of the Plan is amended by replacing the third paragraph thereof with the following:

     A HEIDI Participant is eligible to share in the HEIDI contribution for a Plan Year if the HEIDI Participant (1) is employed by the HEIDI Employer on the last day of the Plan Year, (2) transferred employment during the year to another Participating Employer and remains employed by such other Participating Employer on the last day of the Plan Year, (3) terminated employment because of Retirement, death or Disability, or (4) in the case of a non-Highly Compensated Employee of HEI Power Corp., terminated employment during a Plan Year beginning on or after January 1, 2001, due to contraction of HEI Power Corp.'s business operations. A HEIDI Participant who is on approved leave of absence on the last day of the Plan Year, such as maternity or paternity leave, shall be treated as employed on such date by his or her HEIDI Employer. If a HEIDI Employer terminates its participation in the Plan in accordance with Section 8.2, such HEIDI Employer may make a HEIDI contribution for the Plan Year in which such termination occurs, in which event all HEIDI Participants who are employed by such HEIDI Employer on the effective date of such termination shall be treated for purposes of this Section as if they had been so employed on the last day of such Plan Year.

2. Effective January 1, 2001, Section 8.2 of the Plan is amended by adding the following sentence after the third sentence thereof:

     If HEI Power Corp. terminates its participation in the Plan effective on or before December 31, 2005, Participants affected by such termination shall be deemed to include all Participants who terminated employment on or after January 1, 2001, due to contraction of HEI Power Corp.'s business operations.

3. Effective as of the date on which HEI Power Corp. Guam ("HPG") ceases to be a member of the same controlled group (as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended) as Hawaiian Electric Industries, Inc. by reason of the closing of the sale of the stock of HPG, HPG shall cease to be a Participating Employer (as defined in Section 10.22 of the Plan) and shall have no further contribution, administrative, or other obligations with respect to the Plan with respect to any period after such date. Participants in the Plan who continue to be employed by HPG after such date shall be entitled to receive distributions of their account balances to the extent permitted by Sections 401(k)(2)(b) and 401(k)(10) of the Internal Revenue Code and the Treasury Regulations thereunder.


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TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric
Industries, Inc. Pension Investment Committee has caused this document to be executed this 29th day of October, 2001.


                                HAWAIIAN ELECTRIC INDUSTRIES, INC.
                                PENSION INVESTMENT COMMITTEE



                                By  /s/ Robert F. Mougeot
                                  ----------------------------------------------
                                        Its member


                                By  /s/ Peter C. Lewis
                                  ----------------------------------------------
                                        Its member